EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO 763-557-2222	Parice Halbert, CFA Westwicke Partners 443-213-0500

ATS Medical Announces Second Quarter 2009 Results

Second quarter 2009 revenue increases 17% compared to the second quarter 2008

Company generates positive operating income for the quarter

MINNEAPOLIS, MN, August 3, 2009 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for its second quarter ended July 4, 2009.

Second Quarter 2009 Results

Revenue for the quarter was $19.8 million, or 17.0% higher than the second quarter of 2008. Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 21.9% on a year-over-year basis to $14.7 million. Revenue from the Company’s ATS CryoMaze™ cryoablation products for the treatment of cardiac arrhythmias was $4.7 million, an increase of 7.7% compared to the second quarter of 2008. Excluding the impact of foreign currency fluctuations revenue growth for the quarter was 21.7% overall, 27.6% for heart valve therapy products and 10.0% for cryoablation products.

Gross profit margin for the second quarter of 2009 was 64.4%, representing significant improvement from 60.9% in the second quarter of 2008. Year-over-year gross margin improvements were primarily the result of lower mechanical valve and CryoMaze product costs resulting from increased production.

Operating income for the second quarter of 2009 was $0.2 million compared with an operating loss of $2.8 million in the second quarter of 2008. The GAAP net loss for the second quarter of 2009 was $0.2 million, or $0.00 per share, compared with $4.7 million, or $0.08 per share, in the second quarter of 2008.

The Company also had non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of 2009 of $1.9 million compared to an EBITDA loss of $2.4 million in the second quarter of 2008. A reconciliation of reported net loss to non-GAAP EBITDA for these periods is provided in a schedule accompanying this press release.

“We are very pleased with our income statement performance in the second quarter as we achieved positive operating income and reduced our net loss to almost breakeven,” said Michael Dale, President and Chief Executive Officer. “Our revenue growth coupled with increased operating discipline is yielding operating leverage and positioning us to achieve our goal of positive net income in the next few quarters.”

Product Highlights

Mechanical Heart Valves

•	Mechanical valve revenue was $11.9 million in the second quarter of 2009, an increase of 10% over the second quarter of 2008.

•	The Company and its Japanese distribution partner, Century Medical, commenced distribution of the AP360 mechanical valve in Japan during the quarter.

Tissue Heart Valves

•	Tissue valve revenue during the second quarter of 2009 was $1.6 million compared to $0.5 million in the comparable quarter of 2008 and $1.1 million in the first quarter of 2009. U.S. revenue represented more than 50% of total tissue valve revenue in the second quarter.

•	Professor Joerg Linneweber from Charite-Universitatsmedizin Berlin presented five-year single center follow-up data on the ATS 3F Aortic Bioprosthesis highlighting the valve’s excellent safety and performance profile.

•	Dr. Xu Yu Jin of the John Radcliffe Hospital, Oxford, U.K. presented five-year hemodynamic performance data on the ATS 3F Aortic Bioprosthesis as assessed by valve energy loss and pressure gradient. Dr. Jin’s findings support a significant hemodynamic advantage with the ATS 3f valve.

•	In July 2009, the Company submitted the clinical module of its CE Mark submission for the ATS 3F Enable sutureless tissue valve designed to enable minimally invasive aortic valve replacement. The Company expects CE Mark approval in the second half of 2009.

Heart Valve Repair

•	Heart valve repair revenue in the second quarter of 2009 was $1.2 million, an increase of 54% compared to the second quarter of 2008.

•	The Company received regulatory approval of the Simulus semi-rigid band in the second quarter. The semi-rigid band expands the Company’s annuloplasty repair product portfolio to meet broader clinical applications. The Company plans to launch at least one additional repair product in the second half of 2009.

Surgical Ablation

•	Cryoablation revenues of $4.7 million in the second quarter of 2009 increased 8% over second quarter of 2008.

•	In July 2009, the Company announced the first use of the new CryoMaze™ 10-S Surgical Cryoablation Probe, which offers increased support throughout the length of the ablation segment. The increased rigidity of the probe addresses the preference of some surgeons to have a cryoablation probe with the feel of a more substantial surgical instrument. The ATS CryoMaze 10-S Probe has optimal shape retention while remaining distinctly malleable by hand. This combination of attributes makes the probe particularly useful in minimally invasive cardiac arrhythmia procedures.

•	Full release of the ATS CryoMaze 10-S Probe in the U.S. will be in August, 2009.

“We continue to be encouraged by the performance of our new product introductions and progress within our R&D pipeline,” commented Mr. Dale. “Looking ahead over the next twelve months we expect to continue the expansion of our market positions in heart valve therapy and surgical ablation through the introduction of genuinely differentiated product solutions.”

2009 Guidance

For the full year 2009 the Company revised its previous revenue guidance of $77 to $80 million to $77 to $79 million. The adjustment to revenue guidance is primarily related to the termination of the Company’s distribution contract for an anastomotic assist product the Company has distributed since October 2006. Additionally, the Company continues to expect to generate an operating profit on an annual basis and net income in the fourth quarter of 2009.

Conference Call Today

ATS management will host a conference call today, August 3, 2009, at 5:00 p.m. ET to discuss its 2009 second quarter financial results and current corporate developments. The dial-in number for the conference call is 866-700-7477 for domestic participants and 617-213-8840 for international participants with a passcode of 94675879. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 888-286-8010 for domestic participants and 617-801-6888 for international callers, using the passcode 99143264.

Disclosure of Non-GAAP Financial Measures

ATS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, from time to time, we include other measures in our releases which are not prepared in accordance with GAAP. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. Non-GAAP financial measures used by ATS may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. In this release we have included disclosures of earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure, for the second quarter and first half of 2009 and 2008. We use EBITDA in our internal analysis and review of our operational performance. We believe that this non-GAAP measure provides investors with useful information in comparing our operational performance over different periods. By using this non-GAAP measure we believe investors get a better picture of the performance of our underlying business. We have also included as an attachment to this release a schedule which reconciles net loss reported in accordance with GAAP to the EBITDA amounts presented above.

About ATS Medical

ATS Medical, Inc. is dedicated to “Advancing The Standards” of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® heart valve as a new mechanical heart valve standard of care. Today the Open Pivot heart valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive, sutureless procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze™ products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze™ products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements
of Operations
(in thousands except per share amounts)
	Quarter Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Net sales	$19,781	$16,900	$38,184	$31,745
Cost of goods sold	7,040	6,610	13,170	12,507

Gross profit	12,741	10,290	25,014	19,238

Operating expenses:
Sales and marketing	7,525	7,147	15,026	13,634
Research and development	1,817	2,302	3,861	4,508
General and administrative	2,431	2,764	4,907	5,768
Amortization of intangibles	812	890	1,600	1,781

Total operating expenses	12,585	13,103	25,394	25,691

Operating income (loss)	156	(2,813)	(380)	(6,453)

Interest expense, net	(694)	(657)	(1,413)	(1,276)
Other income (expense), net	471	(1,040)	118	878

Net loss before income taxes	(67)	(4,510)	(1,675)	(6,851)
Income tax expense	(119)	(159)	(182)	(229)

Net loss	($186)	($4,669)	($1,857)	($7,080)

Net loss per share:
Basic and diluted	($0.00)	($0.08)	($0.03)	($0.12)

Weighted average number of shares outstanding:
Basic and diluted	71,688	60,018	71,471	59,877

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	July 4,	December 31,
	2009	2008
Assets
Cash and short-term investments	$11,322	$20,895
Accounts receivable	15,343	14,532
Inventories, net	21,227	20,208
Prepaid expenses	1,746	958

Total current assets	49,638	56,593

Property and equipment, net	6,792	7,031
Intangible assets	47,530	49,131
Other assets	1,455	2,226

Total assets	$105,415	$114,981

Liabilities & shareholders’ equity
Accounts payable	$4,233	$4,054
Accrued compensation	2,001	3,537
Current maturities of bank notes payable	2,646	2,646
Payable to CryoCath Technologies Inc.	—	1,910
Payable to CarboMedics Inc.	—	4,500
Other accrued liabilities	2,319	2,257

Total current liabilities	11,199	18,904

Convertible senior notes payable	17,593	17,533
Bank notes payable	2,426	3,969

Shareholders’ equity	74,197	74,575

Total liabilities & shareholders’ equity	$105,415	$114,981

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Six Months Ended
	July 4,	June 28,
	2009	2008
Operating activities
Net loss	($1,857)	($7,080)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	2,540	2,946
Stock-based compensation expense	1,197	769
Deferred income taxes	141	96
Non-cash interest expense	431	317
Change in value of warrant liability and derivative liability bifurcated from convertible senior notes	(18)	(273)
Changes in operating assets and liabilities	(8,442)	(1,278)

Net cash used in operating activities	(6,008)	(4,503)

Investing activities
Maturities of short-term investments, net of purchases	—	4,183
Payments for business acquisitions	(2,000)	(1,000)
Purchases of furniture, machinery and equipment	(699)	(886)

Net cash provided by (used in) investing activities	(2,699)	2,297

Financing activities
Payments on notes payable	(1,543)	(662)
Net proceeds from issuance of common stock	158	3,381
Other	508	31

Net cash provided by (used in) financing activities	(877)	2,750

Effect of foreign exchange rate changes	11	(117)

Increase (decrease) in cash and cash equivalents	($9,573)	$427

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Quarter Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Heart valve therapy	$14,736	$12,093	$27,981	$22,774
Surgical arrhythmia	4,722	4,386	9,626	8,234
Surgical tools & accessories	323	421	577	737

Total revenue	$19,781	$16,900	$38,184	$31,745

ATS Medical, Inc.
Reconciliation of GAAP
Net Loss to Non-GAAP
EBITDA
(Unaudited, in thousands)
	Quarter Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Net loss, as reported	$(186)	$(4,669)	$(1,857)	$(7,080)
Adjustments to net loss:
Interest expense	709	708	1,433	1,421
Income tax expense	119	159	182	229
Depreciation	474	560	940	1,165
Amortization	812	890	1,600	1,781

Earnings (loss) before interest, taxes,
depreciation and amortization (EBITDA)	$1,928	$(2,352)	$2,297	$(2,484)

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